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                                                                   EXHIBIT 5.1



                                 April 21, 1998



QuadraMed Corporation
80 East Sir Francis Drake Blvd., Ste. 2A
Larkspur, California 94939

Ladies and Gentlemen:

     We have acted as counsel to QuadraMed Corporation, a Delaware corporation (the "Company"), in connection with its registration of an aggregate of 2,803,515 shares of its common stock (the "Shares"), comprised of (i) 1,831,291 shares which may be offered for resale by certain stockholders of the Company (the "Stockholders") and (ii) 972,224 shares issuable upon exercise of certain warrants to purchase common stock (the "Warrant Shares"). The Warrant Shares are being registered and may be offered for resale by the holders of such warrants (the "Warrantholders" and together with the Stockholders, the "Selling Stockholders") following exercise and issuance, as described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Second Amended and Restated Certificate of Incorporation, the Company's Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and, when issued by the Company and sold by the Selling Stockholders will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                              Very truly yours,


                              /s/ BROBECK, PHLEGER & HARRISON
                              -------------------------------
                              BROBECK, PHLEGER & HARRISON LLP